UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2017

CONNECTONE BANCORP, INC.

(Exact name of Company as specified in its charter)

New Jersey	001-11486	52-1273725
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No

301 Sylvan Avenue
Englewood Cliffs, New Jersey		07632
(Address of principal executive offices)		(Zip Code)

Company's telephone number, including area code  (201) 816-8900

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 5.02	Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Executive Officer Employment Agreements

On June 1, 2017, the Registrant and ConnectOne Bank (the “Bank”), the Registrant’s wholly owned subsidiary and a New Jersey state chartered commercial bank (collectively, the “Employer”), entered into (i) a Second Amended and Restated Employment Agreement with Frank S. Sorrentino, the Registrant’s Chairman, Chief Executive Officer and President; (ii) an Amended and Restated Employment Agreement with William S. Burns, the Registrant’s Executive Vice President and Chief Financial Officer; (iii) an Employment Agreement with Elizabeth Magennis, the Registrant’s Executive Vice President and Chief Lending Officer; and (iv) an Employment Agreement with Christopher J. Ewing, the Registrant’s Executive Vice President and Chief Operations Officer (collectively, the “Executive Agreements”).

Term. The Executive Agreements are effective immediately and have an initial term of three years with automatic one year extensions, unless terminated sooner by either party in accordance with the Executive Agreement.

Compensation. Under each of the Executive Agreements, the executives will be entitled to receive annual base salary amounts as follows: Mr. Sorrentino: $735,000; Mr. Burns: $381,000; Ms. Magennis: $352,000 and Mr. Ewing: $310,000. Each executive is eligible to participate in the Employer’s incentive plans as are made available to the Employer’s executive officers.

Benefits. The executives are entitled to a cash allowance in the amount of $1,250 per month (in the case of Mr. Sorrentino) and $750 per month (in the case of each of Mr. Burns, Ms. Magennis and Mr. Ewing) for an automobile for use in connection with the Employer’s business.

Severance Payments. If the executive’s employment with the Employer terminates due to a termination without “cause” or resignation for “good reason,” and the executive executes a general release of claims in favor of the Employer, the executive will receive: (i) a lump sum cash payment equal to two and a half (2.5) times (in the case of Messrs. Sorrentino and Burns), one and a half (1.5) times (in the case of Ms. Magennis) and three-fourths (0.75) times (in the case of Mr. Ewing) the sum of the executive’s current base salary and target cash bonus; (ii) a prorated bonus for the year of termination and (iii) continued health and welfare benefits for up to 18 months.

If such a termination occurs within two years following a change in control of the Registrant, and the executive executes a general release of claims in favor of the Employer, the executive will receive: (i) a lump sum cash payment equal to three (3) times (in the case of Messrs. Sorrentino and Burns), two (2) times (in the case of Ms. Magennis) and one (1) times (in the case of Mr. Ewing) the sum of the executive’s current base salary and target cash bonus; (ii) a prorated bonus for the year of termination and (iii) continued health and welfare benefits for up to 18 months.

In the event of any potential exposure to excise taxes under Section 280G or 4999 of the Code, the Executive Agreements provide that such payments and benefits either will be paid in full or reduced to a level such that the excise taxes are not imposed, whichever provides a better after-tax result for the executive.

Restrictive Covenants. Each of the Executive Agreements provide that for one year following the termination of employment for any reason, the executive will not compete with the Employer and will not solicit the Employer’s employees, consultants, other service providers, clients or customers. The Executive Agreements also contain standard perpetual confidentiality provisions.

The foregoing summary of the Executive Agreements is qualified in its entirety by reference to the agreements themselves, which are attached to this Current Report as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, and which are incorporated by reference in their entirety into this Item 5.02.

The following is filed as an Exhibit to this Current Report on Form 8-K:

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1       Second Amended and Restated Employment Agreement by and among ConnectOne Bancorp, Inc., ConnectOne Bank and Frank S. Sorrentino III dated June 1, 2017

10.2       Amended and Restated Employment Agreement by and among ConnectOne Bancorp, Inc., ConnectOne Bank and William S. Burns dated June 1, 2017

10.3       Employment Agreement by and among ConnectOne Bancorp, Inc., ConnectOne Bank and Elizabeth Magennis dated June 1, 2017

10.4       Employment Agreement by and among ConnectOne Bancorp, Inc., ConnectOne Bank and Christopher J. Ewing dated June 1, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CONNECTONE BANCORP, INC.
(Registrant)

Dated: June 5, 2017	By:	/s/ William S. Burns
WILLIAM S. BURNS
Executive Vice President and
Chief Financial Officer